Exhibit 99.1

Tessera to Acquire Ziptronix, Inc. for $39 Million

Deal Augments Tessera’s 3D-IC Capabilities in Rapidly Growing Market

Ziptronix Technologies Currently Deployed in $8 Billion Image Sensor Market

SAN JOSE, Calif.—August 27, 2015—Tessera Technologies, Inc. (NASDAQ: TSRA) (“Tessera” or the “Company”) today announced the acquisition of Ziptronix, Inc. for $39 million in cash. The acquisition expands on Tessera’s existing advanced packaging capabilities by adding a low-temperature wafer bonding technology platform that will accelerate delivery of 2.5D and 3D-IC solutions to semiconductor industry customers.

Ziptronix’s patented ZiBond® direct bonding and DBI® hybrid bonding technologies deliver scalable, low total cost-of-ownership manufacturing solutions for 3D stacking. Ziptronix’s intellectual property has been licensed to Sony Corporation for volume production of CMOS image sensors – an estimated $8.3 billion market according to Gartner. Ziptronix’s technology is also relevant to next-generation stacked memory, 2.5D FPGAs, RF Front-End and MEMS devices, among other semiconductor applications. Inclusive of CMOS image sensors, Tessera expects the annual market size to which this technology applies to exceed $15 billion by 2019.

“With this acquisition we’re gaining best-in-class technology, along with exceptional people, know-how in the 3D-IC market and a significant patent portfolio,” stated Tom Lacey, CEO of Tessera. “With the escalating cost for each node of semiconductor lithography, it remains very clear to us that our R&D spend on semiconductor packaging will only become more important and valuable to our customers. Ziptronix has commercially licensed the ZiBond and DBI technologies and they stack up very well alongside our extensive portfolio of 2.5D and 3D intellectual property. I’m confident that aligning our respective capabilities with our development expertise will help create a multi-hundred million dollar revenue opportunity for Tessera over the next decade as the industry continues to shift toward 3D-IC architectures.”

“ZiBond and DBI bonding are enabling technologies that provide significant cost and performance benefits,” said Craig Mitchell, President of Invensas, a Tessera subsidiary. “There is a great opportunity to further develop these platforms with our technology partners, and we’re very excited about their market potential.”

Founded in 2000 as a venture-backed spinoff of RTI International, privately held Ziptronix is a pioneer in the development of low-temperature direct bonding technology for 3D integration. Ziptronix is headquartered in Raleigh, North Carolina.

Dan Donabedian, President and CEO of Ziptronix added, “We’ve taken our technology from concept to commercialization in the backside illuminated image sensor and RF markets. Joining the Tessera family of companies combines our efforts with a proven leader in technology development and licensing in the semiconductor industry. This is a great alignment of companies that can address rapidly expanding 2.5D and 3D-IC markets.”

The addition of the Ziptronix team will not change Tessera’s target operating expense structure. Tessera is making no adjustments to third quarter 2015 revenue or earnings per share guidance.

About Tessera Technologies, Inc.

Tessera Technologies, Inc., including its Invensas and FotoNation subsidiaries, generates revenue from licensing our technologies and intellectual property to customers and others who implement it for use in areas such as mobile computing and communications, memory and data storage, and 3D-IC technologies, among others. Our technologies include semiconductor packaging and interconnect solutions, and products and solutions for mobile and computational imaging, including our LifeFocusTM, FaceToolsTM, FacePowerTM, FotoSavvyTM, DigitalApertureTM, face beautification, red-eye removal, High Dynamic Range, autofocus, panorama, and image stabilization intellectual property.

For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, Invensas, FotoNation, the FotoNation logo, LifeFocus, FaceTools, FacePower, FotoSavvy and DigitalAperture are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s acquisition of Ziptronix, the features, benefits and characteristics of Ziptronix’s technology, projected market sizes, the potential revenue opportunity, expected operating expenses and the Company’s third quarter 2015 guidance. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing FotoNation technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in the markets for semiconductors and related products and smartphone imaging; and

the impact of competing technologies on the demand for the Company’s technologies. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2014, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

TSRA-G

Tessera Technologies, Inc.

Robert Andersen, 408-321-6779

Executive Vice President and Chief Financial Officer

or

The Piacente Group | Investor Relations

Don Markley, 212-481-2050

tessera@tpg-ir.com

or

Media Contact:

Impress Labs

Amy Smith, 401-369-9266

amy@impresslabs.com